EXHIBIT 23(a)



CONSENT OF INDEPENDENT AUDITORS





The Board of Directors

INTRUST Financial Corporation:



We consent to incorporation by reference in the registration statement (no. 33-41889) on Form S-8 of INTRUST Financial Corporation of our report dated February 4, 1994, relating to the consolidated balance sheet of INTRUST Financial Corporation and subsidiaries as of December 31, 1993, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1993, which report appears in the December 31, 1994 annual report on Form 10-K of INTRUST Financial Corporation.
Our report refers to a change in the method of accounting for income taxes.







                                          KPMG Peat Marwick LLP





Wichita, Kansas

March 27, 1995